SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 10, 2005

Ciphergen Biosystems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31617	33-059-5156
(State or other jurisdiction of incorporation or organization)	[Commission File Number]	(I.R.S. Employer Identification Number)

6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices)

(510) 505-2100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)  On November 15, 2005, the Nasdaq Listings Qualification Department (“Nasdaq”) notified Ciphergen Biosystems, Inc. (the “Company”) that the Company’s common stock will be delisted from The Nasdaq National Market effective at the opening of business on Friday, November 25, 2005 unless the Company requests a hearing in accordance with applicable Nasdaq rules. In its letter to the Company, Nasdaq cited as the reason for delisting that the Company has not complied with its periodic reporting requirements for the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (as required pursuant to Rule 4310(c)(14) of the Nasdaq Marketplace Rules).  Effective as of the opening of business on November 17, 2005, the trading symbol for the Company’s common stock will be changed from CIPH to CIPHE.

The Company intends to appeal Nasdaq’s determination by timely requesting a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), thereby staying the potential delisting of the Company’s common stock pending the issuance of a Panel decision. As part of the hearing with the Panel, the Company plans to request an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 with the Securities and Exchange Commission. There can be no assurance that the Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company is in compliance with Marketplace Rule 4310(c)(14).

The Company issued a press release disclosing that it received a notice of potential delisting from Nasdaq due to the late filing of its Quarterly Report on Form 10-Q as described above. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As previously announced on November 7, 2005, the Audit Committee (the “Committee”) of the Board of Directors of the Company is, with the assistance of external accounting advisors, conducting an investigation primarily regarding the recognition of revenue in connection with certain sales transactions.  To date, the investigation has identified four transactions involving instances of revenue recognition in a manner inconsistent with the Company’s revenue recognition policy.  Based on the findings of its advisors and the progress of the investigation to date, the Committee believes that these transactions resulted in improperly recognized revenue of approximately $503,000 for the quarter ended June 30, 2005, representing approximately 7% of reported revenue for the quarter.  The Company expects that the removal of this revenue would cause the Company’s reported net loss for the second quarter of fiscal 2005 to increase by approximately $301,000, representing approximately 3% of the Company’s reported net loss for the quarter.  The Committee’s investigation is not complete.  The Committee and its advisors are currently reviewing the appropriateness of revenue recognition in connection with certain transactions that took place in the fourth quarter of fiscal 2004 and in fiscal 2005.  Due to the ongoing nature of the Committee’s investigation, the reported periods affected and the financial impact of the transactions described above may change as further information becomes available.

On November 10, 2005 the Committee met and determined that previously reported results in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Q2 Report”) should be restated to recognize revenue in a manner consistent with the Company’s revenue recognition policy.   As a result, the Committee has concluded that the Q2 Report should no longer be relied upon.

In addition, the Company has not completed its assessment of how the errors it has identified reflect on the adequacy of its internal controls over financial reporting. However, the Company expects that, either individually or in the aggregate, these errors may result in the Company reporting one or more material weaknesses in its internal controls over financial reporting.   The Company and the Committee are continuing to assess these matters and their implications on the adequacy of the Company’s internal controls.

The Committee and Company management have discussed the matters disclosed in this Form 8-K with its independent registered public accounting firm, PricewaterhouseCoopers LLP.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Ciphergen Biosystems, Inc. on November 16, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ciphergen Biosystems, Inc.
(Registrant)

Date: November 16, 2005	By:	/s/ William E. Rich
William E. Rich
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Ciphergen Biosystems, Inc. on November 16, 2005